NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: January 29, 2007	URL:	www.bandag.com

BANDAG ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD
Bandag, Inc. (NYSE: BDG and BDGA)

MUSCATINE, Iowa (Jan. 29, 2007) – Bandag, Incorporated [NYSE: BDG and BDGA] (“Bandag”) announced today that it had received notice from the Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) has been granted effective immediately, thus ending the HSR waiting period for the proposed acquisition of Bandag by Bridgestone Americas Holding, Inc. (“BSAH”). Absent early termination, the statutory waiting period under the HSR Act would have expired at 11:59 p.m. on February 8, 2007.

On December 5, 2006, Bandag announced that it had entered into a definitive merger agreement with BSAH pursuant to which BSAH will acquire the outstanding shares of each class of stock of Bandag for US $50.75 per share in cash. This proposed merger remains subject to the receipt of shareholder approval and other regulatory approvals, as well as the satisfaction of customary closing conditions. The transaction is expected to be completed in the second quarter of 2007.

Company Information

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. (TDS), a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

About Bridgestone Americas Holding, Inc.

Nashville-based Bridgestone Americas Holding, Inc. is the U.S. subsidiary of the Bridgestone Corporation, the world’s largest tire and rubber company. BSAH and its subsidiaries develop, manufacture and market a wide range of Bridgestone, Firestone, Dayton and associate brand tires to address the needs of a broad range of customers, including consumers, automotive and commercial vehicle original equipment manufacturers, and those in the agricultural, forestry and mining industries. The companies also produce air springs, roofing materials, synthetic rubber and industrial fibers and textiles and operate the world’s largest chain of automotive tire and service centers.

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - url www.bandag.com

Additional Information

In connection with the proposed combination described above (the “Merger”), Bandag will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a definitive proxy statement. Bandag shareholders are advised to read the definitive proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the definitive proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s definitive proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.

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